EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003

HUMAN GENOME SCIENCES NAMES BARRY A. LABINGER
EXECUTIVE VICE PRESIDENT AND CHIEF COMMERCIAL OFFICER

     ROCKVILLE, Maryland — July 14, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that Barry A. Labinger has been named Executive Vice President and Chief Commercial Officer, effective August 15, 2005. Mr. Labinger will report directly to H. Thomas Watkins, Chief Executive Officer, and will serve as a member of the Management Committee of the company. Mr. Labinger will be responsible for working with the Human Genome Sciences leadership team to drive the commercial strategy of the company, including strategic marketing, business development, sales and commercialization.

     Mr. Labinger has over fifteen years of experience in the pharmaceutical and biotechnology industries. Mr. Labinger will join Human Genome Sciences from 3M Pharmaceuticals, where he serves as Division Vice President. 3M Pharmaceuticals is a global division of 3M Company with marketed products in dermatology, women’s health, and cardiac therapy, along with a pipeline of immune response modifiers for the treatment of viral infections and cancers. Under his leadership, 3M Pharmaceuticals successfully secured approval of and launched major new indications for Aldara Cream for the treatment of skin malignancies in the United States and other countries, and several new products were advanced into the clinic. From 2000 to 2002, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations, at Immunex Corporation, where he led both the Enbrel and Specialty Therapeutics franchise teams and had direct responsibility for the sales and marketing organizations. Mr. Labinger also served as Senior Director of Diabetes Marketing and Director of Glucophage Marketing at Bristol-Myers Squibb. Mr. Labinger began his pharmaceutical career at Abbott Laboratories. Mr. Labinger earned a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Arts in economics from Northwestern University.

     H. Thomas Watkins, CEO, said, “We are delighted to have an executive with Barry’s depth and breadth of experience joining Human Genome Sciences to work closely with me and the other members of our senior management team and to lead our commercial strategies and activities. Barry brings strong general management skills and excellent experience in partnering with the drug development function. He is an important addition to the HGS leadership team.”

     For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com. Health professionals interested in clinical studies involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.

     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.

     HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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